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                                                                    EXHIBIT 99.1


VASCO ANNOUNCES $8 MILLION CAPITAL RAISE

FINANCING STRENGTHENS BALANCE SHEET - ALLOWS VASCO TO RETIRE DEBT AND PROVIDES GROWTH CAPITAL

OAKBROOK TERRACE, Ill., and BRUSSELS, Belgium, September 12, 2003 - VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com), a global provider of security products that enable e-business and e-commerce, today announced the sale of $8 million of its Series D Cumulative Convertible Voting Preferred Stock and warrants to purchase common stock. Wedbush Morgan Securities, Inc. acted as the Company's lead investment banker and placement agent for the transaction. Gilford Securities, Inc. acted as a co-placement agent for the transaction.

The preferred stock carries a 5% dividend, is convertible into 4 million shares of common stock and will vote with the common stock as a class on matters presented to the stockholders. In addition, investors received 600 thousand five-year warrants to purchase common stock. The preferred stock is convertible at a fixed price of $2.00 per share and the warrants are exercisable at $ 3.47 per share, a 20% premium to the closing price of the common stock on Wednesday, September 10, 2003.

"This financing strengthens VASCO's balance sheet substantially," noted Cliff Bown, Executive Vice President and Chief Financial Officer. "It provides the funds needed to repay our loan with Dexia Bank and provides us with additional working capital to continue to grow our business. After the repayment of the Dexia loan, VASCO's balance sheet will no longer have any significant debt outstanding and the Company will have the cash and credit facilities in place that we believe are needed to support future growth."

"This capital raise was another significant step by the Company's management and Board of Directors to prepare the Company for future growth. With a strong balance sheet, two consecutive quarters of positive cash flow and increasing profitability, and strong demand for our family of user authentication products, VASCO is well positioned for growth. We continue to work hard to earn the trust and confidence of our customers, partners and shareholders," stated T. Kendall Hunt, VASCO's Chairman and CEO.


About VASCO: VASCO designs, develops, markets and supports patented strong user authentication products for e-business and e-commerce. VASCO's strong user authentication software is delivered via its Digipass security products, small "calculator" hardware devices carried by an end user, or in a software format on mobile phones, other portable devices, and PCs. For user access control, VASCO's VACMAN products guarantee that only designated Digipass users get access to the application. VASCO's target markets are the applications and their several hundred million users that utilize fixed passwords as security. VASCO's time-based system generates a "one-time" password that changes with every use, and is virtually impossible to hack, or break. With 10 million Digipass products sold and ordered, VASCO has established itself as a world-leader for strong user authentication with over 220 international financial institutions, approximately 1200 blue-chip corporations, and governments representing more than 60 countries.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as "believes," "anticipates," "plans," "expects," and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to the Company's public filings with the US Securities and Exchange Commission for further information regarding the Company and its operations.


More information is available at www.vasco.com.

For more information contact:
Media: Jochem Binst: +32 2 456 9810, JBINST@VASCO.COM
Investor Relations: Tony Schor, President, Investor Awareness, Inc.:
847-945-2222, tonyschor@investorawareness.com